Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-120155, 333-72566, and 333-130117), on Form S-4 (Registration No. 333-107556), and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-117855, 333-99671, 333-102111, and 333-142452) of General Electric Company of our report dated February 20, 2008, except as to page 11 and notes 1, 2, 4, 5, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 19, 20, 24, 25, 26, 27, 28, 29 and 30, which are as of October 1, 2008, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2007 and 2006, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the Form 8-K of General Electric Company to be filed on or about October 7, 2008.

Our report refers to a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007, and to a change in the methods of accounting for pensions and other postretirement benefits and for share-based compensation in 2006.

/s/ KPMG LLP

KPMG LLP
Stamford, Connecticut

October 7, 2008